SUB-ITEM 77M: Mergers

Effective immediately before the opening of business on October 24, 2016, the following reorganizations were consummated:

Acquired Fund

Acquiring Fund

Schroder Absolute Return
EMD and Currency Fund

Hartford Schroders
Emerging Markets Debt
and Currency Fund

Schroder Broad Tax-Aware
Value Bond Fund

Hartford Schroders Tax-
Aware Bond Fund

Schroder Emerging Market
Equity Fund

Hartford Schroders
Emerging Markets
Equity Fund

Schroder Emerging Markets
Multi-Sector Bond Fund

Hartford Schroders
Emerging Markets
Multi-Sector Bond Fund

Schroder International
Alpha Fund

Hartford Schroders
International Stock Fund

Schroder International
Multi-Cap Value Fund

Hartford Schroders
International Multi-Cap
Value Fund

Schroder Global Multi-
Asset Income Fund

Hartford Schroders
Income Builder Fund

Schroder Global Strategic
Bond Fund

Hartford Schroders
Global Strategic Bond
Fund

Schroder U.S. Opportunities
Fund

Hartford Schroders US
Small Cap Opportunities
Fund

Schroder U.S. Small and
Mid Cap Opportunities Fund

Hartford Schroders US
Small/Mid Cap
Opportunities Fund


Hartford Schroders International Stock Fund and Hartford Schroders US Small Cap Opportunities Fund were previously organized as series of Schroder Capital Funds (Delaware), a Delaware Statutory Trust, and Hartford Schroders Emerging Markets Debt and Currency Fund, Hartford Schroders Tax-
Aware Bond Fund, Hartford Schroders Emerging Markets
Equity Fund, Hartford Schroders Emerging Markets Multi-
Sector Bond Fund, Hartford Schroders Income Builder Fund, Hartford Schroders Global Strategic Bond Fund, Hartford Schroders International Multi-Cap Value Fund and Hartford Schroders US Small/Mid Cap Opportunities Fund were previously organized as series of Schroder Series Trust, a Massachusetts business trust. At a joint special meeting of shareholders held on October 11, 2016 and adjourned to October 13, 2016, the shareholders of each Acquired Fund approved the reorganization of each Acquired Fund with and into a corresponding "shell" series of the Registrant, and effective immediately before the opening of business on October 24, 2016, the assets and liabilities of each of the Acquired Funds were transferred to the Registrant in exchange for shares of each of the corresponding shell series pursuant to an Agreement and Plan of Reorganization approved by the Boards of Trustees of the Acquired Funds and the Board of Directors of the Acquiring Funds. The Acquiring Funds succeeded to the accounting and performance histories of the Acquired Funds.

The Reorganization resulted in: (i) the transfer of all of the assets of each Acquired Fund to the corresponding Acquiring
Fund in exchange for shares of the Acquiring Fund of equal aggregate net asset value; (ii) the assumption by the Acquiring Fund of all the Acquired Fund's liabilities; (iii) the distribution by the Acquired Fund (or, at the Acquired Fund's option, by the Acquiring Fund) of the shares of designated classes of the corresponding Acquiring Fund to the shareholders of the corresponding class of the applicable Acquired Fund; and (iv) the termination, dissolution and complete liquidation of the Acquired Fund as soon as practicable after the closing.